7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Advises Warrant Holders of First Year Exercise Price Expiration

Denver, Colorado, September 28, 2011 - Vista Gold Corp. (TSX & NYSE Amex Equities:  VGZ) (“Vista” or the “Corporation”) is advising warrant holders today that the first year exercise price of US$3.50 per share for the warrants issued pursuant to the Corporation’s October 2010 private placement (TSX:  VGZ.WT.U) will expire at 4:30 p.m. (Vancouver time) on October 22, 2011.  After such time, the exercise price will automatically increase to US$4.00 per share for the following one-year period. The exercise prices and expiration dates were established as part of the private placement of Special Warrants of the Corporation that closed on October 22, 2010.  Upon receipt of shareholders’ approval of the private placement on December 15, 2010, each Special Warrant was automatically exercised, for no additional consideration, for one Common Share of the Corporation and one Common Share purchase warrant of the Corporation (a “Warrant”).  Each Warrant is exercisable over a five-year period to purchase one Common Share (a “Warrant Share”) at a purchase price of US$3.50 during the first year, US$4.00 during the second year, US$4.50 during the third year and US$5.00 thereafter until the expiry of the Warrants on October 22, 2015.  If the closing price of the Common Shares on the NYSE Amex Equities Stock Exchange is at least 35% above the current exercise price of the Warrants for a period of 15 consecutive trading days, then Vista will have the option to request that the Warrants be exercised.  If the Warrants are not exercised within 25 business days following such request, they will be cancelled.

The Warrants are freely tradable pursuant to a Registration Statement on Form S-3 (333-172826) which the Corporation filed with the United States Securities and Exchange Commission (the “Registration Statement”).

Warrants held by persons who purchased the Warrants on the Toronto Stock Exchange after May 5, 2011, may be exercised pursuant to the Registration Statement and Warrant Shares received upon such exercise will be free trading.  A copy of the prospectus contained in the Registration Statement is available on the SEC’s website at: www.sec.gov or by contacting the Corporation at (720) 981-1185.

Warrants held by original purchasers in the October 22, 2010 private placement (“Original Purchasers”) or by persons who purchased such warrants from such Original Purchasers on a private basis or prior to the effectiveness of the Registration Statement on May 5, 2011 (“Subsequent Restricted Purchasers”), may not be exercised by such Original Purchasers or such Subsequent Restricted Purchasers and the Warrant Shares may not be issued upon such exercise, unless the holder is outside the “United States” (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and not exercising for the account or benefit of a “U.S. person” (as defined in Regulation S under the U.S. Securities Act) or person in the United States or there is an applicable exemption from the registration requirements of the U.S. Securities Act and any applicable securities laws of any state of the United States.

Original Purchasers that remain “accredited investors” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act and represent to the Corporation on their Warrant exercise form as such, may exercise the Warrants on an exempt basis pursuant to the procedures set forth in the Warrant.  Subsequent Restricted Purchasers may not exercise the Warrants unless they provide an opinion of counsel in form and substance reasonably acceptable to the Corporation and its transfer agent to the effect that the Warrants can be exercised and the Warrant Shares can be delivered pursuant to an exemption from the U.S. Securities Act and in accordance with any applicable securities laws of any state of the United States. Warrant Shares issued upon exercise of the Warrants by such Original Purchasers or such Subsequent Restricted Purchasers will be “restricted securities” within the meaning of Rule 144, and can not be offered, sold, pledged or otherwise transferred absent registration under the U.S. Securities Act or pursuant to an exemption from such registration requirement and pursuant to any applicable securities laws of any state of the United States, and will bear a legend to such effect.  Such Warrant Shares have been registered for resale under the U.S. Securities Act by the Original Purchasers pursuant to the Registration Statement.  Original Purchasers and Subsequent Restricted Purchasers of the Warrants or the Warrant Shares may not engage in hedging transactions with regard to the Warrants or the Warrant Shares unless in compliance with the U.S. Securities Act.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Warrants or the Warrant Shares.  There shall be no sales of the Warrants or the Warrant Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Vista Gold Corp.

Vista is focused on the development of its Mt. Todd gold project in Northern Territory, Australia, and its Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer.  After Midas’ IPO, Vista holds approximately 30% of Midas, which has a large exploration property in Idaho, including the Yellow Pine property previously held by Vista. Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia and the Long Valley gold project in California.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.